Exhibit 10.1

WAIVER AND SECOND AMENDMENT TO CREDIT AGREEMENT

THIS WAIVER AND SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of August 5, 2016 by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Sole Lead Arranger”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as sole book runner (in such capacity, together with its successors and assigns in such capacity, the “Sole Book Runner”), HARTE HANKS, INC., a Delaware corporation (“Harte Hanks”), TRILLIUM SOFTWARE, INC., a Delaware corporation (“Trillium”), 3Q DIGITAL, INC., a Delaware corporation (“3Q”), HARTE-HANKS DATA SERVICES LLC, a Maryland limited liability company (“Data Services”), HARTE-HANKS DIRECT, INC., a New York corporation (“HH Direct”), HARTE-HANKS DIRECT MARKETING/DALLAS, INC., a Delaware corporation (“HH Dallas”), HARTE-HANKS DIRECT MARKETING/FULLERTON, INC., a California corporation (“HH Fullerton”), HARTE HANKS DIRECT MARKETING/BALTIMORE, INC., a Maryland corporation (“HH Baltimore”), HARTE-HANKS DIRECT MARKETING/JACKSONVILLE, LLC, a Delaware limited liability company (“HH Jacksonville”), HARTE-HANKS DIRECT MARKETING/KANSAS CITY, LLC, a Delaware limited liability company (“HH Kansas City”), HARTE-HANKS LOGISTICS, LLC, a Florida limited liability company (“Logistics”), HARTE-HANKS RESPONSE MANAGEMENT/AUSTIN, INC., a Delaware corporation (“HH Austin”), HARTE-HANKS RESPONSE MANAGEMENT/BOSTON, INC., a Massachusetts corporation (“HH Boston”), HARTE-HANKS STRATEGIC MARKETING, INC., a Delaware corporation (“Strategic Marketing”), NSO, INC., an Ohio corporation (“NSO”), SALES SUPPORT SERVICES, INC., a New Jersey corporation (“Sales Support” and, together with Harte Hanks, Trillium, 3Q, Data Services, HH Direct, HH Dallas, HH Fullerton, HH Baltimore, HH Jacksonville, HH Kansas City, Logistics, HH Austin, HH Boston, Strategic Marketing and NSO are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).

WHEREAS, Borrowers, Agent, and Lenders are parties to that certain Credit Agreement dated as of March 10, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrowers have notified Agent and the Lenders that Events of Default exist under Section 8.2(a) of the Credit Agreement as a result of a breach of (a) Section 7(a) of the Credit Agreement due to Borrowers’ failure to have a Fixed Charge Coverage Ratio of at least 1.0:1.0, measured for the 12 month period ending on April 30, 2016 and (b) Section 7(b) of the Credit Agreement due to Borrowers’ failure to have a Leverage Ratio of not greater than 2.25:1.0, measured for the 12 month period ending on June 30, 2016 (the “Existing Events of Default”); and

WHEREAS, Borrowers have requested that Agent and the Lenders (a) waive the Existing Events of Default, and Agent and the Lenders have agreed to such waiver, on the terms and conditions set forth herein and (b) amend the Credit Agreement in certain respects.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

Section 1.                                    Definitions.  Capitalized terms used herein but not defined shall have the meanings given to such terms in the Credit Agreement.

Section 2.                                    Waiver.  Subject to the satisfaction of the conditions set forth in Section 4 below, and in reliance upon the representations and warranties of the Loan Parties set forth in Section 5 below, Agent and Lenders hereby waive the Existing Events of Default.  This is a limited waiver and shall not be deemed to constitute a waiver of any other Event of Default or any future breach by the Borrowers of the Credit Agreement or any of the other Loan Documents or any other requirements of any provision of the Credit Agreement or any other Loan Documents.

Section 3.                                    Amendments to Credit Agreement.  Subject to the satisfaction of the conditions set forth in Section 4 below, and in reliance upon the representations and warranties of the Loan Parties set forth in Section 5 below, the Credit Agreement is hereby amended as follows:

(a)                                 Section 2.1(a)(ii) of the Credit Agreement is hereby amended and restated, to read as follows:

(ii) such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the amount equal to (1) the Maximum Revolver Amount less (2) the Availability Block less (3) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and

(B) the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent) less (2) the Availability Block less (3) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time.

(b)                                Section 2.4(e)(i) of the Credit Agreement is hereby amended and restated, to read as follows:

(i) Borrowing Base.  If, at any time, (A) the Revolver Usage on such date exceeds (B) the Borrowing Base less the Availability Block reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess.

(c)                                 Effective as of May 31, 2016, Section 2.6(a) of the Credit Agreement is hereby amended and restated, to read as follows:

(a) Interest Rates. Except as provided in Section 2.6(c), all Loans, and all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof, shall bear interest as follows:

(i) if the relevant Obligation is a portion of a Revolving Loan that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin,

(ii) if the relevant Obligation is a portion of a Revolving Loan that is a Base Rate Loan, at a per annum rate equal to the Base Rate plus the Base Rate Margin,

(iii) if the relevant Obligation is a portion of the Term Loan that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus 8.22 percentage points,

(iv) if the relevant Obligation is a portion of the Term Loan that is a Base Rate Loan, at a per annum rate equal to the Base Rate plus 7.22 percentage points, and

(v) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(d)                                Section 2.11(b) of the Credit Agreement is hereby amended and restated, to read as follows:

(b) Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed $6,500,000; provided that, for a period of no greater than 30 days occurring between August 15, 2016 and October 15, 2016, which 30-day period shall commence upon the first issuance of a Letter of Credit that causes the Letter of Credit Usage to exceed $6,500,000, an additional $5,000,000 of outstanding Letters of Credit to replace the Letters of Credit issued by Bank of America, N.A. and outstanding on the Second Amendment Closing Date (in form and substance reasonably acceptable to Agent) shall also be permitted, or

(ii) the Letter of Credit Usage (less, for a period of no greater than 30 days occurring between August 15, 2016 and October 15, 2016, which 30-day period shall commence upon the first issuance of a Letter of Credit that causes the Letter of Credit Usage to exceed $6,500,000, the amout of outstanding Letters of Credit issued to replace the Letters of Credit issued by Bank of America, N.A. and outstanding on the Second Amendment Closing Date, in an amount not to exceed $5,000,000) would exceed the Maximum Revolver Amount less the Availability Block less the outstanding amount of Revolving Loans (including Swing Loans), or

(iii) the Letter of Credit Usage (less, for a period of no greater than 30 days occurring between August 15, 2016 and October 15, 2016, which 30-day period shall commence upon the first issuance of a Letter of Credit that causes the Letter of Credit Usage to exceed $6,500,000, the amout of outstanding Letters of Credit issued to replace the Letters of Credit issued by Bank of America, N.A. and outstanding on the Second Amendment Closing Date, in an amount not to exceed $5,000,000) would exceed the Borrowing Base at such time less the Availability Block less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.

(e)                                 Article 5 of the Credit Agreement is hereby amended by adding a new Section 5.17 at the end thereof as follows:

5.17 Consultant.

(a) On June 22, 2016, Administrative Borrower retained and engaged Focus Management Group USA (the “Consultant”) pursuant to that certain Agreement for Consulting Services (the “Consulting Agreement”) by and between Administrative Borrower and the Consultant.

Such retention and engagement is acceptable to Required Lenders. Administrative Borrower shall continue such retention and engagement of Consultant until consummation of the Trillium Sale.  Administrative Borrower (i) agrees to cooperate with the Consultant as necessary to allow the Consultant to perform requested services, (ii) shall authorize the Consultant to provide to Lenders such information and reports from time to time with respect to Administrative Borrower and its Subsidiaries as the Consultant has prepared for Administrative Borrower in accordance with the Consulting Agreement, including, without limitation, regarding Administrative Borrower’s and its Subsidiaries’ financial condition, business, assets and liabilities, and (iii) shall authorize Consultant to communicate directly with Lenders as any Lender may reasonably request; provided, that Administrative Borrower shall be invited and permitted to participate in any oral communications and shall be carbon copied on any electronic or other written communications.  All fees and expenses of the Consultant shall be solely the responsibility of Borrowers, in no event shall Agent or Lenders have any liability or responsibility with respect to the Consultant, including, without limitation, as to the payment of the Consultant’s fees or expenses.  Neither Agent nor any Lender shall have any obligation or liability to any Borrower, any Guarantor, the Consultant or any other Person by reason of any acts or omissions of the Consultant.

(b) Upon the reasonable request of any Lender, the Loan Parties (i) will provide to Lenders summary status reports regarding the Trillium Sale (including redacted summaries of letters of intent, indications of interest, or relevant draft transaction documents) and (ii) shall request that its investment banker provide to the Lenders such other information relating to the status of the Trillium Sale as any Lender may reasonably request from time to time.  Any confidential information, whether written or oral, provided to Agent relating to the Trillium Sale shall be subject to Section 17.9 of the Credit Agreement. The Loan Parties may redact information regarding the names and identities of interested parties provided to the Lenders pursuant to this Section 5.17(b).

(f)                                   Article 5 of the Credit Agreement is hereby amended by adding a new Section 5.18 at the end thereof as follows:

5.18 Cash Flow Forecasts.  On or before July 15, 2016, Administrative Borrower shall deliver to Lenders a 13-week cash flow forecast prepared in consultation with the Consultant, which shall include projections of Borrowers’ cash, Cash Equivalents and Excess Availability, and be in form and substance acceptable to Required Lenders (the “Initial Cash Flow Forecast”).  No later than the third Business Day of each week thereafter, Administrative Borrower shall deliver to Lenders an updated 13-week cash flow forecast that updates the cash flow forecast most recently delivered in accordance with this Agreement, to include an additional week in the forecast (each a “Subsequent Cash Flow Forecast”), which Subsequent Cash Flow Forecasts shall be in form and substance acceptable to Required Lenders, together with a variance report that includes a reconciliation of the actual performance to projected performance set forth in the Initial Cash Flow Forecast on a weekly basis as well as a cumulative basis, together with an explanation in reasonable detail of the reasons for any variation in such period, which reconciliation shall be prepared with the reasonable consultation with and approval of the Consultant. Administrative Borrower’s obligations under this Section 5.18 shall cease upon consummation of the Trillium Sale.

(g)                                Article 5 of the Credit Agreement is hereby amended by adding a new Section 5.19 at the end thereof as follows:

5.19 Consultant Report.  On or before August 1, 2016, Administrative Borrower shall cause Consultant to deliver a written report to Lenders that sets forth Consultant’s analysis and validation of the Loan Parties’ most recently delivered 13-week cash flow forecast and the Loan Parties’ most recently delivered monthly Projections.

(h)                                 Effective as of May 31, 2016, Section 7(a) of the Credit Agreement is hereby amended and restated, to read as follows:

(a) Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.1:1.0	For the 12 month period ending September 30, 2016 and each 12 month period ending each month thereafter

(i)                                     Effective as of July 1, 2016, Section 7(b) of the Credit Agreement is hereby amended and restated, to read as follows:

(b) Leverage Ratio. Have a Leverage Ratio, measured on a month-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Period
2.25:1.0	September 30, 2016, October 31, 2016, November 30, 2016 and December 31, 2016
2.0:1.0	The last day of each month thereafter

(j)                                     Section 7 of the Credit Agreement is hereby amended by adding a new Section 7(e) at the end thereof as follows:

(e) Minimum EBITDA.  Have EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Required Amount	Applicable Period
$496,000	For the 2 month period ending June 30, 2016
$2,291,000	For the 3 month period ending July 31, 2016
$4,970,000	For the 4 month period ending August 31, 2016
$7,978,000	For the 5 month period ending September 30, 2016
$10,577,000	For the 6 month period ending October 31, 2016
$13,268,000	For the 7 month period ending November 30, 2016
$16,000,000	For the 8 month period ending December 31, 2016
$18,000,000	For the 9 month period ending January 31, 2017
$20,000,000	For the 10 month period ending February 28, 2017
$22,000,000	For the 11 month period ending March 31, 2017
$24,000,000	For the 12 month period ending April 30, 2017 and each 12 month period ending each month thereafter

(k)                                 Section 8.2(a) of the Credit Agreement is hereby amended and restated, to read as follows:

(a)                                 fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.5, 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18 or 5.19 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;

(l)                                     Effective as of May 31, 2016, the definition of Applicable Margin set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated to read as follows:

“Applicable Margin” means, as of any date of determination and with respect to Revolving Loans that are Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrowers for the most recently completed month; provided, that for the period from June 1, 2016 through and including August 31, 2016, the Applicable Margin shall be set at the margin in the row styled “Level III”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level III”:

Level	Average Excess Availability	Applicable Margin Relative to Revolving Loans that are Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to Revolving Loans that are LIBOR Rate Loans (the “LIBOR Rate Margin”)
I	> $35,000,000	2.00 percentage points	3.00 percentage points
II	< $35,000,000 and > $17,500,000	2.25 percentage points	3.25 percentage points
III	< $17,500,000	2.50 percentage points	3.50 percentage points

The Applicable Margin shall be re-determined as of the first day of each calendar month of Borrowers.

(m)                             The definition of Overadvance set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated to read as follows:

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than the lesser of (i) the Borrowing Base and (ii) the Maximum Revolver Amount.

(n)                                 The definition of Reserves set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated to read as follows:

“Reserves” means, as of any date of determination, those reserves (other than Receivable Reserves, 3QD Earnout Reserves, Bank Product Reserves and the Availability Block) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that any Borrower or its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by any Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount.

(o)                                The definition of 3QD Earnout Reserves set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated to read as follows:

“3QD Earnout Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain with respect to the Borrowing Base or the Maximum Revolver Amount, for the anticipated amount of the 3QD Earnout, which reserves shall be instituted on a monthly, building basis beginning on April 1, 2016 and shall increase by not less than (i) $1,000,000 per month thereafter until June 30, 2016, (ii) $250,000 per month thereafter until the earlier of (A) the first month following the date on which the Trillium Sale occurs or (B) September 30, 2016, and (iii) $1,000,000 per month thereafter beginning with the earlier of (A) the first month following the date on which the Trillium Sale occurs and (B) October 1, 2016 (not to exceed, in the aggregate, the forecasted or actual amount of the 3QD Earnout payable at any time, as applicable), and shall be maintained until such 3QD Earnout has been paid in full.

(p)                                Schedule 1.1 of the Credit Agreement is hereby further amended by adding in proper alphabetical order the following additional definitions:

“Availability Block” means a reserve in an amount equal to $3,000,000 (or such lower amount as approved by Agent in its sole discretion).

“Second Amendment Closing Date” means August 5, 2016.

“Trillium Sale” means the potential sale, conveyance, transfer or other disposition of Trillium’s Equity Interests or assets to a third party, the terms of which must be permitted pursuant to Section 6.4.

(q)                                Schedule 3.6 of the Credit Agreement is hereby amended by amending and restating paragraph 2 set forth therein in its entirety as follows:

Within 180 days after the Closing Date, the Loan Parties shall have closed such Deposit Accounts of the Loan Parties maintained on the Closing Date at Bank of America, N.A., Comerica Bank, BBVA Compass Bank, UMB Bank, PNC Bank and JPMorgan Chase Bank, N.A.

(r)                        Schedule 5.1 of the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

(s)                     Schedule 5.2 of the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit B hereto.

Section 4.                                    Conditions to Effectiveness of Amendment.  The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions precedent:

(a)                                 Representations and Warranties. The representations and warranties set forth in Section 5 hereof shall be true and correct (and each of the Loan Parties so certifies, by their signatures below) as of the date hereof.

(b)                                No Default or Event of Default. No Default or Event of Default (other than the Existing Events of Default) shall exist immediately prior to giving effect to this Amendment and no Default or Event of Default shall exist thereafter.

(c)                                 Execution of this Amendment. The Agent shall have received a fully-executed copy of this Amendment, signed by each of the Loan Parties, the Agent and the Lenders, and such related due diligence items as the Agent shall reasonably require in connection with this Amendment.

(d)                                Execution of the Amendment to the Agreement Among Lenders. The Agent shall have received a fully-executed copy of Amendment No. 1 to Agreement Among Lenders, signed by the Agent, LBC Credit Partners III, L.P. and LBC III WF Funding, LLC.

(e)                                 Fees and Expenses. Agent shall have received all fees and expenses set forth in Section 8 and Section 10 of this Amendment.

Section 5.                                    Representations and Warranties.  Each of the Loan Parties hereby, jointly and severally, represents and warrants to the Agent, for the benefit of the Lenders, that the following are true and correct:

(a)                                 After giving effect to the waiver set forth in Section 2 hereof, no Default or Event of Default has occurred and is continuing.

(b)                                All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Amendment (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

(c)                                 This Amendment and the other related documents to which each is a party constitutes the legal, valid and binding obligation of obligations of each Borrower and are enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

Section 6.                                    Reaffirmation. Each Loan Party hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of the Loan Parties, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document.  Each Loan Party hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations.  The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Loan Party in all respects.

Section 7.                                    Release.

(a)                                 In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower and each other Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any such Loan Party or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto which arises at any time on or prior to the day and date of this Amendment.

(b)                                Each Borrower and each other Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)                                 Each Borrower and each other Loan Party agrees that no fact, event, circumstance, evidence or transaction existing or arising on or prior to the date hereof which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

Section 8.                                    Miscellaneous.

(a)                                 Effect of this Amendment. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent under the Credit Agreement or any other Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document, except as specifically set forth herein.

(b)                                Expenses.  Borrowers jointly and severally agree to pay on demand all Lender Group Expenses of Agent and all Lenders (including, without limitation, the reasonable and documented fees and expenses of outside counsel for Agent and all Lenders) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.  All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as modified hereby.

(c)                                 Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of the executed counterpart of this Amendment by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart to this Amendment.

Section 9.                                    Governing Law.  THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  THE CHOICE OF LAW AND VENUE AND JURY TRIAL WAIVER SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY REFERENCE AND SHALL APPLY IN ALL RESPECTS TO THIS AMENDMENT.

Section 10.                             Amendment Fee.  The Loan Parties hereby agree to pay to the Agent for the benefit of the Lenders, on or prior to the date hereof a fee in the amount of $220,000, which fee shall be deemed fully earned and non-refundable as of the date hereof and shall be chargeable to the Loan Account.

Section 11.                             Accrued Interest.  All interest which accrued under the Credit Agreement prior to May 31, 2016 shall not be affected by the amendment to Section 2.6(a) or the defined term “Applicable Margin” set forth above.  Such accrued interest shall remain due and owing and shall be paid as provided in the Credit Agreement without giving effect to this Amendment.  All changes to interest rates contemplated hereby shall be effective as of May 31, 2016.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:	HARTE HANKS, INC.
TRILLIUM SOFTWARE, INC.
HARTE-HANKS RESPONSE MANAGEMENT/BOSTON, INC.
HARTE-HANKS LOGISTICS, LLC
HARTE HANKS DIRECT MARKETING/BALTIMORE, INC.
HARTE-HANKS DIRECT, INC.
HARTE-HANKS DIRECT MARKETING/JACKSONVILLE, LLC
HARTE-HANKS DIRECT MARKETING/KANSAS CITY, LLC
HARTE-HANKS STRATEGIC MARKETING, INC.
HARTE-HANKS RESPONSE MANAGEMENT/AUSTIN, INC.
SALES SUPPORT SERVICES, INC.
3Q DIGITAL, INC.
HARTE-HANKS DATA SERVICES LLC
HARTE-HANKS DIRECT MARKETING/DALLAS, INC.
HARTE-HANKS DIRECT MARKETING/FULLERTON, INC.
NSO, INC.

	By:	/s/ Douglas C. Shepard
	Name:	Douglas C. Shepard
	Title:	Authorized Officer

Signature Page to Waiver and Second Amendment to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, as Sole Lead Arranger, as Sole Book Runner and as a Lender

By:	/s/ Paul Truax
Name: Paul Truax
Its: Authorized Signatory

Signature Page to Waiver and Second Amendment to Credit Agreement

LBC III WF FUNDING, LLC,
as a Lender

By:	/s/ C J Calabrese
Name: C J Calabrese
Its: Authorized Signatory

Signature Page to Waiver and Second Amendment to Credit Agreement

CONSENT AND REAFFIRMATION

The undersigned hereby (i) acknowledges receipt of a copy of the foregoing Waiver and Second Amendment to Credit Agreement (the “Amendment”); (ii) consents to Borrowers’ execution and delivery of the Amendment; (iii) agrees to be bound by the Amendment; and (iv) affirms that nothing contained therein shall modify in any respect whatsoever any Loan Documents (other than as specifically provided in the Amendment) to which the undersigned is a party and reaffirms that the Loan Documents to which it is a party shall continue to remain in full force and effect.  Although each of the undersigned has been informed of the matters set forth herein and has acknowledged and agreed to same, the undersigned understands that Agent and Lenders have no obligation to inform the undersigned of such matters in the future or to seek the undersigned’s acknowledgment or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.

IN WITNESS WHEREOF, the undersigned has executed this Consent and Reaffirmation on and as of the date of the Amendment.

HARTE-HANKS FLORIDA, INC.
HARTE-HANKS PRINT, INC.
HARTE-HANKS STS, INC.

By:	/s/ Douglas C. Shepard
Name:	Douglas C. Shepard
Title:	Authorized Officer

Consent and Reaffirmation to Waiver and Second Amendment to Credit Agreement

EXHIBIT A

SCHEDULE 5.1

[see attached]

Schedule 5.1

Deliver to Agent and each Lender each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

Weekly (no later than the 3rd Business Day of each week),

(a)                          a status update with respect to the Trillium Sale from Administrative Borrower, and

(b)                         the cash flow forecast and variance report required to be delivered pursuant to Section 5.18 of the Agreement.

Monthly, as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Administrative Borrower’s fiscal quarters) after the end of each month during each of Administrative Borrower’s fiscal years,

(c)                          a report summarizing Recurring Revenues by type for (i) the prior month, and (ii) the trailing twelve months on a monthly basis,

(d)                         an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering Administrative Borrower’s and its Subsidiaries’ operations during such period and compared to the prior period and Agent approved plan, together with an explanation in reasonable detail of the reasons for any variation in such period, together with an unaudited, standalone income statement for Trillium in form substantially consistent with income statements previously provided to Agent and a corresponding discussion and analysis of results from management, and

(e)                          a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA, Fixed Charge Coverage Ratio, Leverage Ratio, Recurring Revenue and Capital Expenditures.

Quarterly (no later than the last day of the month 45 days following the end of each fiscal quarter),

(f)                            IP Reporting Certificate, and

(g)                         a report detailing Recurring Revenue retention statistics for the prior quarter and for the trailing four quarters, in form and methodology consistent with what has been previously provided to Agent.

Annually, as soon as available, but in any event within 90 days after the end of each of Administrative Borrower’s fiscal years,

(h)                          consolidated and consolidating financial statements of Administrative Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management),

(i)                              a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA, Fixed Charge Coverage Ratio, Leverage Ratio, Recurring Revenue, and Capital Expenditures,

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(j) a detailed calculation of Excess Cash Flow, and (k) an updated Perfection Certificate.

Annually, as soon as available, but in any event within 30 days prior to the start of each of Administrative Borrower’s fiscal years,

(l)                              copies of Administrative Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 fiscal years, on a quarter by quarter basis, certified by the chief financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Administrative Borrower during the period covered thereby.

If and when filed by Administrative Borrower,

(m)                      Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(n)                          any other filings made by Administrative Borrower with the SEC, and

(o)                         any other information that is provided by Administrative Borrower to its stockholders generally.

Promptly, but in any event within 5 days after Administrative Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(p) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.

Promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Administrative Borrower or any of its Subsidiaries,

(q)                         notice of all actions, suits, or proceedings brought by or against Administrative Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

Upon the request of Agent,	(r) any other information reasonably requested relating to the financial condition of Administrative Borrower or its Subsidiaries.

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EXHIBIT B

SCHEDULE 5.2

[see attached]

Schedule 5.2

Provide Agent and each Lender with each of the documents set forth below at the following times in form satisfactory to Agent:

Weekly (no later than the 3rd Business Day of each week),

(a)                                Prior to the completion of the bank account closure described in paragraph 2 of Schedule 3.6, a detailed report (including screenshots) regarding Borrower’s and its Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash.

Monthly (no later than the 15th day of each month),

(b)                              an executed Borrowing Base Certificate,

(c)                                a detailed aging, by total, of Borrower’s billed and unbilled Accounts (aged by reference to the empty date in respect of unbilled Accounts), together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting),

(d)                               a detailed calculation of those Accounts that are not eligible for the Borrowing Base, including but not limited to deferred revenue, customer deposits and pre-paid postage accruals, if Borrower has not implemented electronic reporting,

(e)                                a listing of unbilled Accounts, in each case showing the date of the service or order and the current status thereof,

(f)                                   notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Administrative Borrower’s and its Subsidiaries’ Accounts, and

(g)                                a summary aging, by vendor, of Administrative Borrower’s and its Subsidiaries’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting) and an aging, by vendor, of any held checks.

Monthly (within 30 days (45 days in the case of a month that is the end of a fiscal quarter) after the end of each month),

(h)                                a reconciliation of Accounts and trade accounts payable from Administrative Borrower’s general ledger accounts to its monthly financial statements including any book reserves related to each category.

Quarterly (no later than the last day of the month 45 days following the end of each fiscal quarter),	(i) a report regarding Administrative Borrower’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes.

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Promptly upon any officer of a Loan Party becoming aware of any of the following events, such Loan Party shall notify Agent in writing of such event and provide the documentation listed with respect to each such event,

(j)                                     the occurrence of any Notification Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the IRC in connection with any Pension Plan or any trust created thereunder, a written notice signed by a chief financial officer of such Loan Party, specifying the nature thereof, what action the Loan Party proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC or other governmental body with respect thereto,

(k)                                 any notice from the PBGC setting forth an intention to terminate or appoint a trustee to administer a Pension Plan, copies of any such notices and any written correspondence from the Loan Party to the PBGC with respect thereto,

(l)                                     a request by any Loan Party or ERISA Affiliate for an estimate of its Withdrawal Liability from any Multiemployer Plan or any estimate of Withdrawal Liability is provided to any Loan Party, any such estimate and any written communications related thereto received by, or delivered by, any Loan Party with respect thereto,

(m)                             any written notice to a Multiemployer Plan that a Loan Party or ERISA Affiliate is withdrawing from such Multiemployer Plan, a copy of such notice; and

(n)                                 any notification from a Multiemployer Plan, that such Multiemployer Plan has incurred a mass withdrawal or that any withdrawal obligations of a Loan Party are accelerated or increased, copies of such notification and any written correspondence from the Loan Party with respect thereto.

Promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC,	(o) copies of each annual and other report (including all attachments thereto) with respect to each Pension Plan or any trust created thereunder.

Annually,	(p) a detailed list of Administrative Borrower’s and its Subsidiaries’ customers, with address and contact information.

Upon request by Agent,

(q)                                such other reports, including but not limited to a summary aging of the Administrative Borrower’s Accounts, and a summary aging, by vendor, of Borrower’s accounts payable, and any book overdrafts, and copies of purchase orders and invoices for Equipment acquired by Borrower or its Subsidiaries, and as to the Collateral or the financial condition of Administrative Borrower and its Subsidiaries, as Agent may reasonably request.

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